UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2024

Astra Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52205	20-3113571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1100 Benjamin Franklin Drive, Unit 802 Sarasota Florida 34236

(Address of principal executive offices, including zip code)

(800) 705-2919

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))’

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ASRE	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On March 08, 2024, Astra Energy Inc. (the “Company”) entered into a Joint Venture Agreement (the "Agreement") with Powertron Global LLC ("Powertron").

The Company is the majority owner of Regreen Technologies Inc. (“Regreen”), which holds patents related to the processing of waste-to-energy (the “Patents”).

Pursuant to the Agreement, the Company and Powertron will create a new entity under which all the Company’s patents will be held by the Company (“Newco”) and will assign the Patents from Regreen to Newco.

In consideration of the Agreement, Powertron made a non-refundable payments of $1,000,000 to the Company. It has not yet; created a NEWCO, provided a plan of arrangement for its public listing of which an initial 4M shares of stock would be distributed to Astra shareholders, or made a lump sum payment of $4,000,000 that was due September 10, 2024.

At Powertron's request Astra has granted a 45-day extension for the closing for the reasons that Powertron is engaged in a more complex transaction than originally anticipated and the public listing may include not just the NEWCO but also the operating entity Powertron. As this is a larger, successful, operating entity, the offering will be larger than anticipated along with a potentially significant capital event, Astra feels providing full support of this transaction will ultimately deliver the greatest benefit to its shareholders.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTRA ENERGY, INC.

Dated: September 16, 2024	By:	/s/ Ronald W. Loudoun
Ronald W. Loudoun
CEO

3